EXHIBIT 19.1

HELIX ENERGY SOLUTIONS GROUP, INC.
INSIDER TRADING COMPLIANCE PROGRAM

In order to take an active role in the prevention of insider trading violations by the officers, directors, employees and other related individuals of Helix Energy Solutions Group, Inc. (the “Company”) and its subsidiaries, the Company has adopted the policies and procedures described in this Program.

I.Adoption of Insider Trading Policy.

The Company has adopted the Insider Trading Policy attached as Exhibit A (the “Policy”), which prohibits trading based on material, non-public information regarding the Company (“Inside Information”).  The Policy covers officers, directors and all other employees of, together with consultants to, the Company and its subsidiaries, as well as immediate family members (as defined below) or members of the household of such persons, and others, in each case where such persons have or may have access to Inside Information.  The Policy or a summary thereof is to be delivered to all new employees and consultants on the commencement of their relationships with the Company and is to be circulated to all employees at least annually.

II.	Designation of Certain Persons.
A.

Section 16 Individuals.  The Company from time to time designates certain individuals as subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (“Section 16 Individuals”).  These individuals include the Company’s directors and executive officers, and may include certain other officers of the Company and its subsidiaries.

B.

Other Restricted Persons.  Certain persons designated by the Compliance Officer (defined in Section III below) together with Section 16 Individuals, are subject to the pre-clearance requirement described in Section IV.A below, since the Company believes that, in the normal course of their duties, such persons have or are likely to have regular access to Inside Information.  Under special circumstances, certain additional persons may come to have access to Inside Information for a period of time.  During such period, such persons have the obligation to contact the Compliance Officer in order to get pre-clearance as described in Section IV.A.  The persons designated pursuant to this Section are referred to herein as “Other Restricted Persons.”

C.

Immediate Family Members.  Please note that the immediate family members of Section 16 Individuals and Other Restricted Persons are also potentially subject to liability under Rule 10b-5 of the Exchange Act, and the Company expects all of its directors, officers and employees to make every reasonable effort to ensure compliance with the Policy by their immediate family members or members of the household.  The term “immediate family members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-

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law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

III.Appointment of Compliance Officers

The Company has appointed Kenneth E. Neikirk, the Company’s General Counsel (or his successor in office), as the Company’s Insider Trading Compliance Officer (“Compliance Officer”), together with Erik Staffeldt, the Company’s Chief Financial Officer (or his successor in office) as the Company’s Compliance Officer in the event that the Compliance Officer is unavailable.

IV.Duties of Compliance Officer.

The duties of the Compliance Officer shall include, but not be limited to, the following:

A.

Pre-clearing all transactions involving the Company’s securities by Section 16 Individuals and Other Restricted Persons in order to determine compliance with the Policy, insider trading laws, the Sarbanes-Oxley Act of 2002, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

B.	Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.
C.	Serving as the Company’s designated recipient of copies of reports filed with the Securities and Exchange Commission (“SEC”) by Section 16 Individuals under Section 16 of the Exchange Act.
D.	Periodically reminding Section 16 Individuals of their obligations to report.
E.

Performing annual cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, Schedules 13D and 13G, officers’ and directors’ questionnaires and reports received from the Company’s stock administrator and transfer agent to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

F.

Circulating the Policy, a link to the policy, or a summary thereof to all employees, including Section 16 Individuals and Other Restricted Persons, on an annual basis and providing the Policy and other appropriate materials to new officers, directors, employees and consultants of the Company and its subsidiaries who have, or may have, access to Inside Information.

G.	Assisting the Company’s Board of Directors in implementation of the Policy and Sections I and II of this Program.
H.	Coordinating with the Company’s outside counsel regarding corporate securities compliance activities, as needed.

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EXHIBIT A
TO
HELIX ENERGY SOLUTIONS GROUP, INC.
INSIDER TRADING COMPLIANCE PROGRAM

INSIDER TRADING POLICY
Guidelines with Respect to Certain Transactions in Company Securities

This Insider Trading Policy (the “Policy”) provides guidelines to employees, officers, directors and consultants of Helix Energy Solutions Group, Inc. and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities.  In order to facilitate the administration of the Policy, the Company has designated Kenneth E. Neikirk, the Company’s General Counsel (or his successor in office), as the Company’s Insider Trading Compliance Officer (“Compliance Officer”), together with Erik Staffeldt, the Company’s Chief Financial Officer (or his successor in office) as the Company’s Compliance Officer in the event that the Compliance Officer is unavailable.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time, consistent with requirements of applicable laws, rules and regulations.  In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy will govern.  If a law conflicts with this Policy, you must comply with the law.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock (whether or not issued by the Company), such as exchange-traded options (“Securities”).  It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of and consultants to the Company who receive or have access to Material Non-Public Information regarding (a) the Company and (b) certain other companies with publicly traded securities, including the Company’s customers, joint venture or strategic partners, vendors and suppliers (the terms “Material” and “Non-Public Information” are defined in this Policy in the section entitled “Definition of Material Non-Public Information”).  The Company from time to time designates certain individuals as subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (“Section 16 Individuals”).  These individuals include the Company’s directors and executive officers, and may include certain other officers of the Company and its subsidiaries.  Certain other persons (“Other Restricted Persons”) are designated by the Compliance Officer to obtain pre-clearance prior to trading in the Company’s Securities since the Company believes that, in the normal course of their duties, such persons have or are likely to have regular access to Material Non-Public Information.  Section 16 Individuals and Other Restricted Persons, members of their immediate families and members of their households are sometimes referred to in this Policy as “Insiders”.

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It is a violation of Rule 10b-5 of the Exchange Act for any person (including non-Insiders) who possesses Material Non-Public Information regarding the Company to trade in the Securities of the Company for so long as the information is not publicly known.  For purposes of this Policy, any employee who from time to time possesses Material Non-Public Information would at those times be subject to this Policy, and any employee who is in possession of Material Non-Public Information has an affirmative duty to consult with the Compliance Officer and get pre-clearance prior to trading in any Company Securities.  This duty is an obligation of the employee, not the Company, and a failure to do so may result in disciplinary action, as described herein.

Statement of Policy

General Policy:  It is the policy of the Company to oppose the unauthorized disclosure of any Non-Public Information acquired in the workplace and the misuse of Material Non-Public Information in securities trading.

Specific Policies:

1.Trading on Material Non-Public Information.  No director, officer or employee of the Company, or consultant to the Company, and no member of the immediate family of, or member of the household of, any such person, shall engage in any transaction involving a purchase or sale of the Company’s Securities, including any offer to purchase or offer to sell, during any period commencing on the date that he or she possesses Material Non-Public Information concerning the Company, and ending at the close of business on the second Trading Day (defined below) following the date of public disclosure of that information, or at such time as such Non-Public Information is no longer Material.  As used herein, the term “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.  Note that it is the responsibility of the individual, not the Company, to ensure compliance with the Policy, including, but not limited to, compliance by any member of the immediate family of, or member of the household of, such individual.

2.Tipping.  No Insider shall disclose (or “tip”) Material Non-Public Information to any other person (including family members) where such information may be used by such other person in trading in the securities of companies to which such information relates, nor shall such Insider make recommendations or express opinions on the basis of Material Non-Public Information as to trading in the Company’s Securities.

3.Confidentiality of Non-Public Information.  Non-Public Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and Disciplinary Action

1.Liability for Insider Trading.  Insiders may be subject to penalties of up to $5 million and up to 20 years in prison for engaging in transactions in the Company’s Securities at a time when they possess Material Non-Public Information regarding the Company.  In addition, the Securities and Exchange Commission (the “SEC”) can seek civil penalties up to three times the

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amount of profit gained or loss avoided as a result of the unlawful act.  In addition, a Company shareholder not in possession of the Non-Public Information may also be able to bring a civil suit against the Insider.

2.Liability for Tipping.  Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information regarding the Company, or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s Securities.  The SEC has imposed large penalties even when the disclosing person did not profit from the trading.  The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. (the “NASD”) use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions.  Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Recommended Guidelines

1.Black-Out Period; Recommended Trading Window.  To promote compliance with this Policy and all applicable federal and state securities laws, the Company strongly recommends that all directors, officers and employees having access to the Company’s internal financial statements or other Material Non-Public Information refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the following period (the “Trading Window”):

Trading Window: The acceptable Trading Window is the period of time commencing the second Trading Day following the completion of the conference call regarding the Company’s financial results for the prior fiscal quarter and ending on the last day of the third calendar month of that current fiscal quarter (i.e., March 31, June 30, September 30 and December 31).  If such last day of the month is not a Trading Day, the period shall end with the close of trading on the prior Trading Day.

Periods outside the Trading Window (“Blackout Periods”) are particularly sensitive periods of time for transactions in the Company’s Securities.  Once a Trading Window closes, officers, directors and employees will be increasingly likely to possess Material Non-Public Information about the Company’s financial results for that quarter.

The recommended Trading Window is designed to help establish a diligent effort to avoid any improper transactions.  An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to (or later be deemed to have had access to) Material Non-Public Information regarding, among other things, the Company’s financial performance for the quarter.

It should be noted that even during the Trading Window any person possessing Material Non-Public Information concerning the Company should not engage in any transactions in the Company’s Securities until such information has been known publicly for at least two Trading

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Days.  Although the Company may from time to time recommend during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.  Trading in the Company’s Securities during the Trading Window should not be considered a “safe harbor,” and all persons should use their best judgment at all times.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public.  In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s Securities during such period and should not disclose to others the fact of such suspension of trading.

2.Notification of Trades.  The Company has determined that Insiders should refrain from trading in the Company’s Securities, even during the Trading Window, without first notifying the Company of the proposed trade(s).  Each officer and director should contact the Compliance Officer prior to initiating any purchase or sale of the Company’s Securities, and the Company may also find it necessary, from time to time, to require compliance with the notification process from certain employees and consultants, other than and in addition to officers and directors.

3.Individual Responsibility.  Every officer, director, employee and consultant has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a Trading Window.  The guidelines set forth in this Policy are guidelines only and an individual’s best judgment must be exercised in connection with any trade in the Company’s Securities.

From time to time an Insider, or other persons who may have possession of Material Non-Public Information, may be required to forgo a proposed transaction in the Company’s Securities, even if he or she planned to make the transaction before learning of Material Non-Public Information and even though he or she believes he or she may suffer an economic loss or forgo anticipated profit.

Post-Termination Transactions

This Policy and the guidelines described herein continue to apply to transactions in the Company’s Securities after the Insider has terminated employment or other service relationship with the Company.  If the Insider is aware of Material Non-Public Information when his or her employment or service relationship with the Company terminates, the Insider may not trade in the Company’s Securities until the information has become public or at such time as such Non-Public Information is no longer Material.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies, including without limitation the Company’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.  Civil and criminal penalties, and

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termination of employment, may result from trading on Material Non-Public Information regarding Business Partners.  All employees should treat Material Non-Public Information about Business Partners with the same care as is required with respect to information relating directly to the Company.

Definition of Material Non-Public Information

It is not possible to define all categories of Material information.  However, information should be regarded as “Material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s Securities.  While it may be difficult under this standard to determine whether particular information is Material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered Material.  Examples of such information may include:

●Financial results
●Projections of future earnings or losses
●Award of a significant contract to the Company
●News of a pending or proposed acquisition
●News of a pending or proposed disposition of a significant subsidiary or asset
●Impending bankruptcy or financial liquidity issues
●Gain or loss of a substantial customer or supplier
●Changes in dividend policy
●Significant pricing changes
●Stock splits
●New equity or debt offerings
●Significant litigation exposure due to actual or threatened litigation
●Major changes in senior management.

NOTE:  Either positive or negative information may be Material.

“Non-Public Information” is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

If you have questions about whether or not you have Material Non-Public Information, please contact the Compliance Officer.

Speculative Transactions

The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s Securities.  Therefore, the purchase or sale of puts, calls or options based on the Company’s Securities, as well as the short sale of Company Securities, is prohibited.  Because this list is not exhaustive, please contact the Compliance Officer with respect to any other hedging or monetization transaction in which you seek to engage whereby you as the shareholder continue to own the underlying Security without the risks or rewards of actual ownership.  In addition, directors, officers and other employees may not

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purchase the Company’s Securities on margin.

Finally, no director or officer may pledge or use Company Securities as collateral for a loan to or indebtedness of such director or officer unless the following conditions are met at the time of the pledge:

A.	the pledge transaction meets the following requirements:
i.	the pledged Company Securities do not exceed 25% of the director’s or officer’s total holdings in Company Securities;
ii.	the pledged Company Securities are not counted towards the director’s or officer’s holdings to meet any stock ownership or retention guidelines or requirements as may be imposed by the Company from time to time;
iii.	the pledged Company Securities do not exceed 2% of total outstanding Company Securities; and
iv.	the amount of pledged Company Securities does not exceed 200% of the average daily trading volume of Company Securities for the last three calendar months; and
B.	the pledge transaction is approved by the Board of Directors of the Company, which shall consider any factors that it deems appropriate and relevant, including:
i.	whether the loan or indebtedness secured by the Company Securities is non-recourse to the director or officer;
ii.	whether the director or officer has sufficient assets that do not consist of Company Securities to satisfy such director’s or officer’s loan or indebtedness that is collateralized with Company Securities;
iii.	whether the Company Securities being pledged to secure the loan or indebtedness were purchased by the director or officer, or granted to such person as compensation by the Company;
iv.	the reason for the pledging transaction, in lieu of other alternatives; and
v.	mechanisms in the pledge transaction to avoid undesirable transactions in Company Securities.

The prohibitions in this paragraph do not apply to the exercise of stock options as part of the Company’s incentive plans.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise and purchase of stock options for cash under the Company’s stock option plans, but not the sale of any such shares

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pursuant to a “cashless” exercise, is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Regular purchases (but not sales) of Company common stock through the Employee Stock Purchase Plan are exempt from the Policy, as are transactions made through a Rule 10b5-1 trading plan approved by the Compliance Officer.  A Rule 10b5-1 trading plan is a binding contract, instruction or plan for the purchase or sale of securities that is entered into at a time when the Insider is not in possession of Material Non-Public Information and that meets the requirements of Rule 10b5-1.

Additional Information - Directors and Officers

Section 16 Individuals must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act.  The practical effect of these provisions is that Section 16 Individuals who purchase and sell the Company’s Securities within a six-month period must disgorge all statutory profits to the Company, whether or not they had knowledge of any Material Non-Public Information.  Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.  The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

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